Exhibit 4.1

_________________________________________________________________________

DEVON FINANCING COMPANY, L.L.C.
as Existing Issuer

and

DEVON ENERGY CORPORATION
as Successor Issuer

_____________________________________________

ASSIGNMENT AND ASSUMPTION AGREEMENT

Dated as of June 19, 2019

7.875% DEBENTURES DUE 2031

_________________________________________________________________________

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of June 19, 2019 (this “Agreement”), is made by and between DEVON FINANCING COMPANY, L.L.C. (f/k/a Devon Financing Corporation, U.L.C.), a Delaware limited liability company (the “Existing Issuer”), and DEVON ENERGY CORPORATION, a Delaware corporation (the “Successor Issuer”).

WITNESSETH:

WHEREAS, the Existing Issuer and the Successor Issuer have heretofore executed and delivered an Indenture dated as of October 3, 2001 (the “Indenture”), by and among the Existing Issuer, the Successor Issuer, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as successor to The Chase Manhattan Bank, as trustee (the “Trustee”), pursuant to which the Existing Issuer issued 6.875% Notes due 2011, none of which are currently outstanding, and 7.875% Debentures due 2031 (the “Debentures”);

WHEREAS, pursuant to Section 4.03 of the of the Indenture, the Existing Issuer may assign its obligations under the Debentures and the Indenture to the Successor Issuer without the consent of the Trustee or any Holder; and

WHEREAS, no Default or Event of Default (as defined in the Indenture) has occurred and is continuing under the Indenture or with respect to the Debentures.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Existing Issuer and the Successor Issuer hereby agree as follows:

ARTICLE ONE
ASSIGNMENT AND ASSUMPTION

Upon the execution and delivery of this Agreement by the Existing Issuer and the Successor Issuer, this Agreement shall become effective and the Indenture shall be deemed amended and supplemented in accordance herewith, and this Agreement shall form a part of the Indenture for all purposes.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Existing Issuer Assignment of the Debentures and Indenture to the Successor Issuer. Pursuant to Section 4.03 of the Indenture, the Existing Issuer hereby sells, transfers, conveys, assigns and sets over to the Successor Issuer, its successors and assigns, all of its rights, obligations, covenants, agreements, liabilities, title and interest in and under the Debentures and the Indenture, including the due and punctual payments of principal of (and premium, if any) and interest on all of the Debentures in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Debentures and the Indenture to be kept or performed by the Existing Issuer.

Successor Issuer Assumption of the Debentures and Indenture from the Existing Issuer. The Successor Issuer hereby expressly assumes, in accordance with Section 4.03 of the

Indenture, and undertakes to pay, perform and discharge, or cause to be paid, performed or discharged, all of the liabilities, covenants, agreements and obligations of the Existing Issuer incurred, accrued, or otherwise occurring, arising out of or related to the Debentures and the Indenture, including the due and punctual payments of principal of (and premium, if any) and interest on all of the Debentures in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Debentures and the Indenture to be kept or performed by the Existing Issuer, and hereby agrees to be bound by the terms of the Indenture and the Debentures and succeeds to, and is substituted for, and may exercise every right and power of, the Existing Issuer under the Indenture and the Debentures, with the same effect as if the Successor Issuer had been named as the “Company” under the Debentures and the Indenture.  The Existing Issuer is hereby relieved of all obligations and covenants under the Indenture and the Debentures.

ARTICLE THREE
MISCELLANEOUS

Ratification of Original Indenture. The Indenture, as amended and supplemented by this Agreement, is in all respects ratified and confirmed and shall continue in full force and effect in accordance with the provisions thereof.

Provisions Binding on Successors. All agreements of the Existing Issuer and the Successor Issuer in this Agreement shall bind their respective successors.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Counterparts and Method of Execution. The parties may sign any number of copies of this Agreement by manual or facsimile signature. Each signed copy shall be an original, but all of them together represent the same agreement.

Titles and Headings. Article titles and headings have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Trust Indenture Act Controls. If any provision of this Agreement limits, qualifies or conflicts with another provision which is required to be included in this Agreement by the TIA (as defined in the Indenture), the required provision shall control. If this Agreement excludes any provision of the TIA that is required to be included, such provision shall be deemed included herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

DEVON FINANCING COMPANY, L.L.C.
By:	/s/ Jeffrey L. Ritenour
Name:	Jeffrey L. Ritenour
Title:	Executive Vice President

DEVON ENERGY CORPORATION
By:	/s/ Jeffrey L. Ritenour
Name:	Jeffrey L. Ritenour
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Assignment and Assumption Agreement]